UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 3, 2014

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2014, Bruce J Barclay, our former President and Chief Executive Officer, resigned from our Board of Directors.

Also on March 3, 2014, we entered into a separation agreement with Mr. Barclay (the “Separation Agreement”) in connection with the end of his employment with us on February 28, 2014. Pursuant to the Separation Agreement and Mr. Barclay’s retention agreement with us dated May 26, 2010, if Mr. Barclay does not revoke the release of claims contained in the Separation Agreement, Mr. Barclay will receive a lump sum payment of $481,010, which is equal to twelve months of his current base salary, and payment of his and, if applicable his dependents’, COBRA premiums for up to twelve months following the termination of his employment. The Separation Agreement also provides that Mr. Barclay’s outstanding options (to the extent vested as of his employment termination date) will remain exercisable for an additional three months beyond the period specified in the applicable stock option agreements. We have also agreed in the Separation Agreement to use our commercially reasonably efforts to purchase a tail insurance policy for Mr. Barclay providing insurance for him for claims that would be covered by the Company’s directors and officers insurance but for policy limits, with such tail policy having a limit of not less than $5,000,000 and a policy term of at least five years from the date Mr. Barclay ceased to be a member of our board of directors.

The description of the Separation Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: March 7, 2014	/S/ PETER J. MARIANI
Peter J. Mariani
Chief Financial Officer

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